Exhibit 24
POWER OF ATTORNEY
Each director and/or officer of Retail Ventures, Inc. (the “Corporation”) whose signature appears below hereby appoints Heywood Wilansky, James A. McGrady and Julia A. Davis as the undersigned’s attorney or any of them individually as the undersigned’s attorney, to sign, in the undersigned’s name and behalf and in any and all capacities stated below, and to cause to be filed with the Securities and Exchange Commission (the “Commission”), the Corporation’s Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended February 3, 2007, and likewise to sign and file with the Commission any and all amendments to the Form 10-K, and the Corporation hereby appoints such persons as its attorneys-in-fact and each of them as its attorney-in-fact with like authority to sign and file the Form 10-K and any amendments thereto granting to each attorney-in-fact full power of substitution and revocation, and hereby ratifying all that any such attorney-in-fact or the undersigned’s substitute may do by virtue hereof.
IN WITNESS WHEREOF, we have hereunto set our hands effective as of the fifth day of April, 2007.

/s/ Jay L. Schottenstein Jay L. Schottenstein	Chairman of the Board of Directors

/s/ Heywood Wilansky Heywood Wilansky	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ James A. McGrady James A. McGrady	Executive Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)

/s/ Henry L. Aaron Henry L. Aaron	Director

/s/ Ari Deshe Ari Deshe	Director

/s/ Jon P. Diamond Jon P. Diamond	Director

/s/ Elizabeth M. Eveillard Elizabeth M. Eveillard	Director

/s/ Lawrence J. Ring Lawrence J. Ring	Director

/s/ Harvey L. Sonnenberg Harvey L. Sonnenberg	Director

/s/ James L. Weisman James L. Weisman	Director